Exhibit 99

INDEPENDENT

BANK CORP.

Parent of Rockland Trust Company

Shareholder Relations	NEWS RELEASE
288 Union Street, Rockland, MA 02370	Contact: Douglas H. Philipsen
Chairman of the Board
President and
Chief Executive Officer
(781) 982-6613

Denis K. Sheahan
Chief Financial Officer
(781) 982-6341

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP. ADOPTION OF NEW  ACCOUNTING STANDARD INCREASES PREVIOUSLY REPORTED SIX MONTH EARNINGS BY $0.06 PER SHARE AND PROJECTED FULL YEAR EARNINGS BY $0.12 PER SHARE

Rockland, Massachusetts (October 8, 2002). Independent Bank Corp., (NASDAQ:  INDB), parent of Rockland Trust Company, today announced adoption of a new accounting standard related to financial institution goodwill.  The Company’s adoption of the new goodwill accounting standard will increase previously reported six month earnings by $0.06 per share and increase projected full year earnings by $0.12 per share.

On October 1, 2002 the Financial Accounting Standards Board released Statement of Financial Accounting Standard (“SFAS”) No. 147, entitled “Acquisitions of Certain Financial Institutions.”  SFAS 147 permits financial institutions to reclassify the intangible asset associated with bank branch acquisitions to goodwill.  This new standard, when applied to the Company’s August 2000 acquisition of 16 bank branches, will increase annual income by approximately $2.6 million pre-tax.  Diluted earnings per share will increase by approximately $0.12 per annum.  The Company’s goodwill will be periodically reviewed for impairment, as required by the new standard.

The Company will adopt SFAS 147 in the third quarter.  As required by the new standard, the Company will restate 2002 reported earnings to reflect the non-amortization of goodwill.  As a consequence, for the first six months ended June 30, 2002, diluted earnings per share restated will be $0.65, as compared to $0.59 previously reported, and restated net income will be $11.1 million, as compared to $10.2 million as previously reported.

Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.3 billion in assets, 52 retail branches, eight commercial lending centers and three Investment Management offices located in the Plymouth, Barnstable, Norfolk and Bristol counties of Southeastern Massachusetts.  To find out more about Rockland Trust Company and its products visit our web site at www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company.  Actual results may differ from those contemplated by these statements.  The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.